Exhibit 28(d)(30)

August 27, 2012

Lincoln Variable Insurance Products Trust

1300 South Clinton Street

Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement – LVIP BlackRock Emerging Markets Index RPM Fund

Ladies and Gentlemen:

This letter agreement (the “Agreement”) confirms the advisory fee waiver between Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of the LVIP BlackRock Emerging Markets Index RPM Fund (the “Fund”), and Lincoln Investment Advisors Corporation (the “Adviser”) with respect to the portfolio management of the Fund.

1.	Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, effective April 30, 2007 (“Investment Management Agreement”), between the Fund and the Adviser, as set forth in the attached Schedule A.

2.	Term and Termination. This Agreement shall become effective on August 27, 2012 and shall continue for an initial term ending April 30, 2014. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement at least 10 days prior to the end of the then current term.

3.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Sincerely,

LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ Kevin J. Adamson

Name: Kevin J. Adamson

Title: Vice President

Agreed to:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,

on behalf of the LVIP BlackRock Emerging Markets Index RPM Fund

/s/ William P. Flory, Jr.

Name: William P. Flory, Jr.

Title: Chief Accounting Officer and Vice President

Schedule A

Avg. Daily Net Assets of the Fund	Waiver Amount*
All Assets of the Fund	0.05%

*	These amounts are stated on an annual basis.